                                                                  Exhibit - 99.1



                                             MPW INDUSTRIAL SERVICES GROUP, INC.
                                                        9711 LANCASTER ROAD S.E.
                                                              HEBRON, OHIO 43025
                                                             www.mpwservices.com
                                                             -------------------



AT THE COMPANY:
Richard R. Kahle
Vice President and Chief Financial Officer
(740) 927-8790

FOR IMMEDIATE RELEASE
MONDAY JUNE 4, 2001


            MPW ANNOUNCES COMPLETION OF THE SALE OF THE FILTRATION GROUP
            ------------------------------------------------------------


         HEBRON, OHIO, JUNE 4, 2001 - MPW INDUSTRIAL SERVICES GROUP, INC. (NASDAQ:MPWG) today announced that it has completed the sale of its Filtration Group to CLARCOR Inc. (NYSE:CLC). The purchase price was approximately $31 million, subject to final closing adjustments.

Monte Black, MPW's Chairman and CEO said, "The sale of our Filtration Group completes the final component of our re-positioning strategy which was intended to reduce debt and strengthen our balance sheet. We will focus our services going forward on the Company's three remaining service lines, industrial cleaning and facility maintenance, industrial water purification and industrial container cleaning services." According to Mr. Black, each of these three businesses has solid growth opportunities and long-tenured client relationships serving a diversified group of industries.

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification.

The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company's business operations. Also, the Company's quarterly results of operations may fluctuate as a result of a number of factors including but not limited to the timing of customer activity and weather conditions. Additional information about these and other risks and uncertainties can be found in "Investment Considerations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company's Internet site: www.mpwservices.com.
                                            -------------------


                                       9